PRESS RELEASE
For Immediate Release
Consolidated-Tomoka Land Co.

Date:	December 1, 2008
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

Consolidated-Tomoka Land Co. Names Linda Shelley to
the Company’s Board of Directors

DAYTONA BEACH (December 1, 2008) – Consolidated-Tomoka Land Co. (NYSE Alternext US–CTO) announced today that it has named Linda Loomis Shelley to the Company’s Board of Directors.  Ms. Shelley, who qualifies as an independent director, fills a vacancy on the Board created by the retirement of Bob Allen.  She will stand for election at the Company’s 2009 Annual Meeting and serve in the class of Directors with terms expiring in 2010.

William H. McMunn, Chairman and CEO of Consolidated-Tomoka stated, “Linda Shelley is an accomplished professional whose background and broad experience are uniquely relevant to our Company’s business.  Linda is well known and respected across the State of Florida and has extensive knowledge of growth management, environmental issues, land planning, and the legislative and regulatory process.  We are very pleased to welcome Linda as a new independent member of the Board and look forward to her contributions.”

Ms. Shelley is a shareholder in the law firm of  Fowler White Boggs PA, where she specializes in environmental and land use issues and chairs the firm’s business department.  She has extensive experience in Florida state government, having served in numerous key positions, including as General Counsel to Governor Bob Graham and as Chief of Staff to Governor Lawton Chiles.  She also served as the Secretary of the Department of Community Affairs (“DCA”).  DCA is the state’s land planning and community development agency, which ensures that new growth complies with Florida’s growth management laws.

In addition to other professional roles and accomplishments, Ms. Shelley is a member or trustee of several community and professional associations.  Ms. Shelley earned her J.D. from the University of Florida, Levin College of Law and her B.A. from the University of Florida.  She is a resident of Tallahassee, Florida.

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of net lease income properties strategically located in the Southeast, through the efficient utilization of 1031 tax-deferred exchanges.  The Company has low long-term debt ($6.6 million) and generates over $9 million in annual before tax cash flow from its real estate portfolio.  The Company also engages in selective self-development of targeted income properties. The Company’s adopted strategy is designed to provide the financial strength and cash flow to weather difficult real estate cycles.  Visit our website at www.ctlc.com.

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